Exhibit 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

MARRIOTT INTERNATIONAL, INC.

Floating Rate Series Y Notes due 2020

No. R-	$
CUSIP 571903 AZ6
Common Code 191421973

MARRIOTT INTERNATIONAL, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of                    Dollars on December 1, 2020 and to pay interest thereon from November 16, 2018 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, at a per annum rate equal to LIBOR (as defined herein) plus 0.600%, computed on the basis of the actual number of days and a 360-day year, and payable quarterly in arrears on March 1, June 1, September 1 and December 1 in each year, commencing March 1, 2019, until the principal hereof is paid or made available for payment, in each case, subject to adjustments as described below.

All such payments of principal, interest and premium, if any, shall be paid in immediately available funds. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15, May 15, August 15 or November 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease

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to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Trustee maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that notwithstanding the foregoing, the Person in whose name this Security is registered may elect to receive payments of interest on this Security (other than at Maturity) by electronic funds transfer of immediately available funds to an account maintained by such Person, provided such Person so elects by giving written notice to a Paying Agent designating such account, no later than the February 1, May 1, August 1 or November 1 immediately preceding the March 1, June 1, September 1 or December 1 Interest Payment Date, as the case may be. Unless such designation is revoked by such Person, any such designation made by such Person with respect to such Securities shall remain in effect with respect to any future payments with respect to such Securities payable to such Person. If an Interest Payment Date for the Securities, other than the stated maturity date or any repurchase date, falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day (as so adjusted and interest shall accrue for the additional days) unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day. If the stated maturity date or any repurchase date for the Securities is not a Business Day, the payment otherwise required to be made on such date will be made on the next Business Day without any additional payment as a result of such delay.

As further described below, the Calculation Agent (as defined herein) will determine (i) the initial interest rate for the Securities by reference to LIBOR on the second day preceding the original issue date on which dealings in deposits in U.S. dollars are transacted in the London interbank market (each, a “London banking day”) and (ii) the interest rate for each succeeding interest period by reference to LIBOR on the second London banking day preceding the first day of the applicable interest period (each, an “Interest Determination Date”). All percentages used in or resulting from any calculation of the rate of interest on the Securities will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with .000005% rounded up to .00001%), and all U.S. dollar amounts used in or resulting from these calculations will be rounded to the nearest cent (with one-half cent rounded upward). The interest rate during any interest payment period shall not be less than zero. The interest rate on this Security shall be limited to the maximum rate permitted by New York law, as the same may be modified by United States law of general application. Upon the request of any Holder of any Security, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the first day of the next interest period.

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The interest rate for the Securities will be determined by The Bank of New York Mellon, as the calculation agent for the Securities (the “Calculation Agent”), as follows:

(i) As of an Interest Determination Date, “LIBOR” shall be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on Bloomberg L.P.’s page “BBAM” (or any successor page) at approximately 11:00 a.m., London time, on such Interest Determination Date. If on an Interest Determination Date, such rate does not appear on Bloomberg L.P.’s page “BBAM” (or any successor page) as of 11:00 a.m., London time, or if Bloomberg L.P.’s page “BBAM” (or any successor page) is not available on such date, the Calculation Agent will obtain such rate from the “Reuters Page LIBOR01”.

(ii) If no rate appears on Bloomberg L.P.’s page “BBAM” (or any successor page) or “Reuters Page LIBOR01” or if any such page or service shall cease to be available, then the Calculation Agent will request the principal London offices of each of four major reference banks (which may include any underwriters, agents or their affiliates) in the London interbank market, as selected by the Company, to provide the Calculation Agent with its offered quotation for deposits in U.S. dollars for a period of three months in amounts of at least $1,000,000, commencing on the first day of the related interest period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the related interest period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that Interest Determination Date, by three major banks (which may include any underwriters, agents or their affiliates) in New York, New York, as selected by the Company, for loans in U.S. dollars to leading European banks having an index maturity of three months commencing on the first date of the relevant interest period, and in a principal amount of at least $1,000,000 that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the Company are not quoting as set forth above, LIBOR for that Interest Determination Date will remain LIBOR for the immediately preceding interest period, or, if there was no preceding interest period, the rate of interest payable will be the initial interest rate.

(iii) Notwithstanding clause (ii) above, if the Company determines that three-month LIBOR has been permanently discontinued, or the reference to three-month LIBOR becomes illegal, or most other debt obligations similar to the Securities have converted away from three-month LIBOR to a new reference rate, the Calculation Agent will use, as directed the Company, as a substitute for three-month LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, as directed by the Company, make such adjustments (“Adjustments”) to the Alternative Rate and the spread thereon to account for the basis between three-month LIBOR and the Alternative Rate, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the Securities. If the Company determines that there

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is no clear market consensus as to whether any rate has replaced three-month LIBOR in customary market usage, it may appoint in its sole discretion an independent financial advisor (the “IFA”) to determine an appropriate Alternative Rate, and any Adjustments and the decision of the IFA will be binding on the Company, the Calculation Agent, the Trustee and the holders of the Securities. If, however, the Company determines that three-month LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, three-month LIBOR will be equal to such rate on the Interest Determination Date when three-month LIBOR was last available on Bloomberg L.P.’s page “BBAM” (or any successor page), as determined by the Calculation Agent.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 16, 2018

MARRIOTT INTERNATIONAL, INC.

By:
Carolyn B. Handlon
Executive Vice President and Global Treasurer

Attest:

Stephanie N. Carrick
Assistant Secretary

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 16, 2018

THE BANK OF NEW YORK MELLON as Trustee

By:
Authorized Officer

[Reverse of Security]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 16, 1998 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon, successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited initially in aggregate principal amount to $550,000,000. The Company may subsequently issue additional securities as part of this series of Securities under the Indenture.

Except in the case of a Change of Control Repurchase Event (as defined below), the Company may not redeem the Securities prior to maturity.

If a Change of Control Repurchase Event occurs, the Company will make an offer to each Holder of the Securities of this series to repurchase all or any part (in excess of $2,000 in integral multiples of $1,000) of that Holder’s Securities of this series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities of this series repurchased plus any accrued and unpaid interest on the Securities of this series repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of the Change of Control, the Company will deliver a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Securities of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions herein by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

1.	accept for payment all Securities of this series or portions of Securities of this series properly tendered pursuant to the Company’s offer;

2.	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this series or portions of Securities of this series properly tendered; and

3.

deliver or cause to be delivered to the Trustee the Securities of this series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of the Securities being purchased by the Company.

The Paying Agent will promptly pay to each Holder of the Securities of this series properly tendered the purchase price for the Securities, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder a new Security equal in principal amount to any unpurchased portion of any Securities surrendered; provided that each new Security will be in a principal amount of $2,000 or an integral multiple of $1,000.

The Company will not be required to make an offer to repurchase the Securities of this series upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Securities of this series properly tendered and not withdrawn under its offer.

“Below Investment Grade Rating Event” means the Securities of this series are rated below Investment Grade (as defined below) by both Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Securities of this series is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event herein) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock, measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction effected to create a holding company for the Company will not be deemed to involve a Change of Control if: (1) pursuant to such transaction the Company becomes a direct or indirect wholly owned subsidiary of such holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company, measured by voting power rather than number of shares.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service Inc. and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Trustee in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

In addition to the circumstances specified in Clause (2) of the last paragraph of Section 305 of the Indenture in which a Global Security of such series may be exchanged in whole or in part for Securities of such series registered, and any transfer of such Global Security in whole or in part may be registered, in the name of Persons other than the Depositary for such Global Security or a nominee thereof, the Company may, in its sole discretion, determine that such Global Security will be exchangeable for Securities registered in the name of Persons other than the Depositary or a nominee thereof and notify the Trustee of its decision.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM —	as tenants in common	UNIF GIFT MIN Act – Custodian
(Cust) (Minor)
TEN ENT —	as tenants by the entireties	under Uniform Gifts to Minors Act (State)
JT TEN —	as joint tenants with right of survivorship and not as tenants in common

Additional abbreviations may also be used though not in the above list

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing

Attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement of any change whatever.